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                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

                                                    C.A. No.   18006NC



           -----------------------------------------------)
           JOHN W. BAILEY,                                )


                                   Plaintiff,



                         -against-                        )
                                                          )
           PATRICK L. BEACH, W. ROSS MARTIN,              )
           H. REID SHERARD, RICHARD J. PETERS,            )
           CREED L. FORD, III, WILLIAM H. KRUL, II,       )
           LEE C. HOWLEY, ALBERT T. ADAMS,                )
           WILLIAM J. CHADWICK, CAPTEC NET                )
           LEASE REALTY ADVISORS, INC., CAPTEC            )
           FINANCIAL GROUP, INC., and CAPTEC              )
           NET LEASE REALTY, INC.                         )


                              Defendants.                 )
           -----------------------------------------------)




                             CLASS ACTION COMPLIANT

       Plaintiff, by his attorneys, alleges upon personal knowledge as to himself and his own acts, and upon information and belief as to all other matters, as follows:

                              NATURE OF THE ACTION

       1. This is a class action brought on behalf of the public shareholders of Captec Net Lease Realty, Inc. ("Captec" or the "Company"), other than defendants and certain affiliates of the defendants, against the defendants to enjoin the proposed special meeting to vote upon, and any other steps to implement or close, a proposed merger (the "Merger") between the Company and two companies controlled and owned by certain of the defendants. The Merger





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has been unfairly timed to take advantage of the decline in the Company's stock, will substantially and unfairly dilute the ownership interests of the public shareholders of Captec, and will deliver control of the Company to certain of the defendants. In the event that the proposed transaction is effectuated, plaintiffs seek to recover damages caused by defendants' breaches of fiduciary duty, as set forth in detail herein.

       2. The Merger has been initiated, timed, negotiated and structured to benefit Captec's management and their affiliated entities. Moreover, the businesses which are being contributed to the Company in the Merger in exchange for the issuance of additional shares of the Company are businesses which are essentially worthless, with no earnings and negative book value. In addition, in connection with their solicitation of shareholder votes to approve the Merger at a special meeting of stockholders, the defendants have failed to disclose the true extent of the defendants' self dealing transactions, the actual reasons for the proposal to merge the affiliated entities into Captec, and the existence of other alternatives, such as offers for the Company or its properties, that were available to the Company during the negotiation of the Merger. Finally, the defendants have failed to adequately inform themselves as to the relative values of the parties to the Merger, have relied upon advisors and advice which they know to be hopelessly conflicted, erroneous, and inadequate, and have failed and refused to make any effort to maximize shareholder value in a transaction which delivers effective control of the Company to certain of the defendants.

                                     PARTIES

       3. Plaintiff John W. Bailey owns 4700 shares of common stock of Captec and has owned common stock in the Company since prior to December, 1999.

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       4.     Captec is a corporation duly organized under the laws of the State of Delaware with principal executive offices at 24 Frank Lloyd Wright Drive, P.O. Box 544, Ann Arbor, Michigan 48l06-O544. Captec is a real estate investment trust ("REIT") for purposes of federal tax law, which acquires, develops, and owns high quality, free-standing properties to be leased principally on a long-term, triple-net basis to national and regional chain and franchised restaurants and retailers.

       5. Defendant Patrick Beach ("Beach") is the Chairman of the Board of Directors, President, and Chief Executive Officer of the Company. Beach is also a director, officer, and controlling shareholder of defendants Captec Net Lease Realty Advisors, Inc. ("Advisors"), which provides most of Captec's management and advisory services relating to the acquisition, development and leasing of Captec's properties, and Captec Financial Group, Inc. ("Financial Group"), which performs virtually all of the services that Advisors provides to Captec. Beach draws a salary from each of the three entities described above for rendering services to Captec.

       6. Defendant W. Ross Martin ("Martin") is the Senior Vice President, Chief Financial Officer, and a director of the Company. Martin is also a principal officer, director, and stockholder of Advisors and Financial Group, and receives the majority of his compensation from those two entities. Martin draws a salary from each of the three entities described above for rendering services to Captec.

       7. Defendant H. Reid Sherard ("Sherard") is the Senior Vice President for Sales and Marketing and a director of Captec. Sherard is also a principal officer, director and



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stockholder of Advisors and Financial Group, and receives the majority of his compensation from those two entities.

       8. Defendant Lee C. Adams ("Adams") is a director of the Company. Adams is a partner at the law firm of Baker & Hostetler LLP, which represents the Company, Advisors, and Financial Group. In 1999, Adam's law firm was paid over $293,000 by Financial Group, and approximately $19,000 by the Company. Because Adam's firm has a significant financial interest in continued representation of Financial Group and the Company, all of which depend on Adam's continued good relationship with Beach, Adams cannot act independently of management.

       9. Defendant Creed L. Ford III ("Ford") is a director of the Company. Ford is the Chief Executive Officer of Kona Restaurant Group, a lessee of four properties from the Company. Ford's company paid total rent of $525,000 to the Company in 1998, and approximately $750,000 in 1999. As a result of Ford's substantial economic relationship to the Company, and interest in remaining in the good graces of management, Ford cannot act independently of management.

       10. Defendant William H. Krul ("Krul") is a director of the Company. Krul is the President of Miller-Valentine Construction, Inc., which has provided construction services to various affiliates and customers of the Company. As a result of Krul's economic relationship with management, Krul cannot act independently of management.

       11. The remaining defendants, Richard J. Peters, Lee C. Howley, and William J. Chadwick, are directors of the Company.



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       12.    Financial Group is a privately held Michigan corporation and is an affiliate of Captec and Advisors. Financial Group is a specialty commercial finance company founded in 1981 that provides mortgage and business enterprise loans, equipment leases and loans and construction financing to the franchise and chain restaurant, and retail petroleum and convenience store markets. Notwithstanding the fact that Financial Group has been in existence for over 19 years, it has no historical earnings and no substantial book value. Defendants Beach, Martin and Sherard own 67.8%, 19.2% and 4% respectively (or a total of 91%) of the stock of Financial Group, and are its principal stockholders, officers and directors. Financial Group's offices are located at Captec's headquarters.

       13. Advisors is a privately held Michigan corporation, which is an affiliate of both Captec and Financial Group. Defendants Beach, Martin and Sherard own 60%, 25%, and 6.1% respectively (or a total of 91.1% ) of the stock of Advisors, and are its principal stockholders, officers and directors. Advisors provides, in exchange for payment of substantial fees, administrative support, management, investment and financial advisory services to Captec in connection with the acquisition and development of properties. Virtually all of the services provided by Advisors to Captec are performed by Financial Group. Advisors has no significant assets other than its advisory agreement with Captec. Advisors' offices are located at Captec's headquarters.

                            CLASS ACTION ALLEGATIONS

       14. Plaintiff brings this action pursuant to Rule 23 of the Rules of the Chancery Court, on behalf of himself and all other shareholders of the Company and their successors in interest (except the defendants herein and any person, firm, trust, corporation, or

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other entity related to or affiliated with them (including the Public
Institution for Social Security)), who are or will be threatened with injury arising from defendants' actions, as more fully described herein (the "Class"). This action is properly maintainable as a class action for the reasons set forth below.

       15. The Class is so numerous that joinder of all members is impracticable. There are 9,508,108 million shares of Captec common stock outstanding, of which approximately 8 million shares are held by thousands of stockholders who are members of the Class.

       16. There are questions of law and fact that are common to the Class including, inter alia, the following:

              i) Whether defendants have engaged in and are continuing to engage in conduct which unfairly benefits defendants at the expense of the members of the Class;

              ii) Whether the individual defendants, as officers and/or directors of the Company, are violating their fiduciary duties to plaintiff and the other members of the Class;

              iii) Whether defendants have failed to disclose material facts about the nature of the proposed merger and the parties thereto in seeking shareholder action with respect to the Merger;

              iv) Whether defendants have failed to fulfill their fiduciary duty to maximize shareholder value in connection with the Merger, which is a transaction that will deliver control over the Company to the defendants;

              v) Whether defendants have initiated and timed the Merger to unfairly benefit defendants at the expense of the Company's public shareholders; and



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              vi)    Whether plaintiff and the other members of the Class would be irreparably damaged were defendants not enjoined from the conduct described herein;

       17. The claims of plaintiff are typical of the claims of the other members of the Class in that all members of the Class will be damaged alike by defendants' actions.

       18. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Accordingly, plaintiff is an adequate representative of the class.

       19. The prosecution of separate actions by individual members of the Class would create a risk of (A) inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for the defendants and (B) adjudications with respect to individual members of the Class which would as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

       20. The defendants have acted and refused to act on grounds generally applicable to the Class, thereby making appropriate final injunctive relief and corresponding declaratory relief with respect to the Class as a whole.

                             SUBSTANTIVE ALLEGATIONS

       21. Captec acquires, develops and owns high-quality freestanding properties leased principally on a long-term triple-net basis to national and regional chain and franchised restaurants and national retailers. Such triple-net leases generally impose upon the lessee responsibility for all operating costs and expenses of the property, including the costs of repairs,



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maintenance, real property taxes, assessments, utilities and insurance.
Captec's leases typically provide for minimum rent plus specified fixed periodic rent increases over the 15 to 20 year term of the lease. Thus, Captec's assets provide a steady, increasing stream of income to the Company.

       22. Captec completed an initial public offering of 8,000,000 shares of its common stock in November 1997 at $18.00 per share. At the time of its offering, Captec stressed its status as a real estate investment trust ("REIT") and its intention to pay out 95% of its income to shareholders. Under federal tax law, a REIT such as Captec must distribute 95% of its net income to shareholders, but does not pay income tax.

       23. Following Captec's initial public offering, defendant Beach held 619,850 shares, or 6.5% of the common stock of Captec; defendant Martin owned 308,628 shares, or 3.2% of the common stock, and defendant Sherard owned 67,639 shares of the common stock of Captec. Thus, Beach, Martin and Sherard owned and continue to own approximately 13% of Captec's stock. In addition, a group of foreign investors, headed by Abbas Al-Qattan (the "Al-Qattan Investors"), which invests with defendant Beach in a variety of businesses, including Financial Group and several real estate partnerships in which Captec has interests, owned and continue to own, through an entity known as the Public Institution for Social Security, an additional 527,000 shares, or 5.2%, of the stock of Captec.

       24. As of December 31, 1999, Captec had a portfolio of 162 properties located in 28 states, with a cost basis of $229.5 million. Those properties are leased to 51 operators of 33 distinct national and regional restaurant concepts and 12 operators of 14 national and regional




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retail concepts. In addition to those properties, Captec had entered commitments to acquire 89 properties for an aggregate cost of $208.4 million.

       25. Captec generally acquires properties from operators or developers in locations that have demonstrated growth in retail sales and population. Upon acquisition of a property, Captec normally enters into a long term triple-net lease typically for a 15 to 20 year term with the lessee that will operate the property. Captec believes that the structure of its leases provides steady, periodically escalating long term cash flow while reducing operating expenses and capital costs, and that its underwriting standards for new acquisitions and leases reduce the risk of lessee default or non-renewal.

       26. Captec's rental revenue has increased from $22.4 million in 1998 to $24.5 million in 1999. Its comparable net income from 1998 to 1999 increased from $11.5 million to $14 million. On a per share basis, Captec's income increased from $1.21 in 1998 to $1.44 in 1999. Because of its REIT status, Captec paid no income tax on its income, and distributed total dividends of $1.52 per share in 1999.

       27. At the end of 1999, Captec had a book value of $134.9 million, or approximately $14 per share. The net asset value per share of the Company, that is, the value of its properties less its liabilities, is between $16 and $17 per share.

       28. Captec conducts its operations through an agreement with Advisors, which manages the operations of Captec and provides the Company with investment and financial advisory services pertaining to the acquisition, development, and leasing of properties and administrative support. Advisors, in turn, relies on Financial Group to provide those services. During 1998, the Company paid asset management fees of $194,000, and acquisition fees of $1.1

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million to Advisors; during 1999, the Company paid approximately $1.9 million in fees to Advisors. The fees paid by the Company to Advisors vary according to numerous circumstances, many of which are within the control of Advisors and Financial Group, thus creating conflicts of interest and opportunities for self dealing by the defendants. The defendants, however, have established no procedures or safeguards to ensure that the Company is treated fairly in its transactions with Advisors or Financial Group.

       29. Although Financial Group was incorporated in 1981, it has not, in its 19 years of existence, produced any historical earnings, and it has no substantial book value. In 1998, Financial Group lost over $3.6 million.

       30. In the early l990s, Financial Group began conducting asset securitizations in connection with its specialty lending and franchise finance business, which exposed it to enormous interest rate risks. The asset securitization and franchise finance business, however, became very competitive after 1995, when many large companies moved into the business. The entry of large well capitalized companies into the franchise finance and asset securitization business made it difficult, if not impossible, for smaller companies such as Financial Group to operate profitably. Consequently, even in a favorable interest rate environment in the mid 1990's, Financial Group was not able to produce any earnings.

       31. By late 1998, when the bond market declined and interest rates rose, Financial Group could no longer finance its operations, and turned to Prudential Securities Incorporated ("Prudential") to seek strategic alternatives for the Company. Prudential had advised Financial Group in the past, and through its subsidiary Prudential Securities Credit Corporation, had provided a warehouse credit facility to Financial Group, for which it received,


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among other things, warrants to purchase shares of Captec common stock at $.01 per share. Financial Group owed approximately $238 million to Prudential under that credit facility, and Prudential had an interest in ensuring that Financial Group repaid its debt.

       32. In early 1999, however, Financial Group was out of money, and was in default under the liquidity requirements of its credit facility with Prudential. In addition, Financial Group had borrowed over $11 million from Captec to keep itself afloat. To meet the requirement in the Prudential credit facility that Financial Group maintain liquid assets of not less than $1 million in cash or money market securities, defendants Beach, Martin and Sherard loaned Financial Group approximately $1.5 million, which they in turn borrowed from Prudential. Defendants Beach, Martin and Sherard received additional fees, interest, and warrants to purchase Financial Group stock as a result of their Prudential-financed loan to Financial Group.

       33. Notwithstanding the personal loans of Beach, Martin and Sherard to keep Financial Group afloat, Financial Group still is in a liquidity crisis, cannot pay its bills, and faces liquidation when the Prudential credit facility expires. That facility is now scheduled to expire in June, 2000. Moreover, Financial Group's loan portfolio is exhibiting the classic signs of a distressed finance company. In the two years ended March 31, 1999, Financial Group's bad debt charge-offs have steadily increased more than tenfold, from $197,933 in 1997, to $1.6 million in 1998, to $2.5 million in 1999.

       34. In 1999, defendants Beach, Martin and Sherard first attempted to sell Financial Group to a third party, but were unable to conclude a sale. In the absence of a sale, Financial Group's only hope to avoid liquidation is a merger with Captec, which has sufficient


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unencumbered assets to serve as security for the necessary refinancing of
Financial Group's debt. Consequently, defendants Beach, Martin and Sherard proposed the Merger of the Company with Advisors and Financial Group. Because Financial Group does not qualify as a REIT, such a merger will result in Captec losing its REIT status and the tax advantages that accompany that status.

       35. The defendants made their merger proposal to Captec at a time when REIT stocks had declined significantly, and were trading at below their book and net asset values. Moreover, because of the significant self-dealing arrangements between Captec and Advisors and Financial Group, and the absence of any safeguards to control those arrangements, the stock price of Captec suffered a steady decline from its $18 initial public offering price to $10.19 on December 13, 1999.

       36. The defendants ultimately entered into the Merger, on substantially the same terms as proposed, in December 14, 1999. The Merger provides for the merger of Advisors and Financial Group into a subsidiary of Captec, in exchange for the issuance of additional Captec shares and various cash payments to defendants Beach, Martin and Sherard, as well as other warrant holders of Financial Group and Captec, including Prudential. As a result of the Merger, assuming that all "earnout" shares are distributed, Beach, Martin and Sherard will increase their ownership in Captec from 13.7% to 34.9%.

       37. In addition to transferring effective control of the Company to Beach, Martin, and Sherard, the Merger will have an enormous dilutive effect on the public shareholders and will burden the Company with Financial Group's overwhelming debt. The Merger will dilute Captec's actual per share book value, excluding "goodwill" created in the Merger, from

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$14.19 per share to $10.92 per share, a reduction of $3.27. The Merger would also lower Captec's earnings per share from $1.44 per share in 1999 to $0.78 per share on a pro forma basis. Upon assuming all of Financial Group's debt, which roughly equals its assets, Captec would become a highly leveraged company whose debt equals about 72% of its assets.

              38. After the Merger was announced, the Company's stock price fell approximately 40%. The Merger is subject to a vote of shareholders, at a special meeting to be called for the purpose of such a vote. The defendants have not yet scheduled the special meeting, but have filed a Preliminary Proxy Statement on April 19, 2000 ("Preliminary Proxy") to be used to solicit shareholders votes in favor of the Merger at the meeting.

              39. While the Company appointed a "special committee" of defendants other than Beach, Martin and Sherard, that committee was chaired by Adams, whose law firm represents both the Company and Financial Group, and receives ten times as much business from Financial Group than from Captec. Moreover, the defendants simply disregarded all of their fiduciary obligations in the consideration of the Merger.

              40. First, the defendants allowed the Company to engage Prudential as its financial advisor, and agreed to pay Prudential a fee of $3 million. Prudential, however, was hopelessly conflicted, since it also provided financial advisory services to Financial Group in connection with the Merger, and had a financial interest in closing the Merger, since the Merger was the only method by which the amount owing under the Financial Group credit facility would be repaid or adequately secured. Moreover, Prudential negotiated, in addition to its $3 million fee, an additional cash payment of $1,376,350 from Captec in connection with the Merger to terminate its warrants in Financial Group. Prudential, consequently, was completely incapable of


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providing any competent advice to the Company, yet the defendants, the special committee, and the special committee's advisors relied primarily on the analyses of Prudential. In such circumstances, no reasonable financial advisor would have undertaken to provide advice to the Company, and no reasonable director, acting in good faith, would have engaged such a financial advisor.

              41. Second, the special committee appointed Adams as its chairman, notwithstanding his obvious conflict of interest. Moreover, Adams' law firm continued to represent both Captec and Financial Group, even as Adams chaired the special committee.

              42. Third, the Company employed J.C. Bradford as a financial advisor to the special committee, under circumstances which gave it an incentive to render advice which resulted in the Merger closing. The Company agreed to pay J.C. Bradford a $100,000 bonus, in addition to its $450,000 fee, if the Merger closed.

              43. Finally, the special committee was aware that the analysis provided by J.C. Bradford, to the extent it did any analysis, was inadequate. First, the Preliminary Proxy reveals that Prudential provided financial and operational information to J.C. Bradford relating to Financial Group and Advisors, and that Prudential summarized various alternative options available to Captec. The Preliminary Proxy does not indicate that J.C. Bradford did any independent analysis other than analyses based on the information provided by Prudential.

              44. Second, in assessing the relative values of Captec, Financial Group, and Advisors, J.C. Bradford did not use or consider any historical financial figures for Financial Group, because Financial Group had no earnings history. Instead, J.C. Bradford performed analyses "based solely on financial information projected by senior management of Financial

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Group", which were projections of substantial future income, even though that same management had never managed to produce earnings in its previous 19 years. Only through the use of such unsubstantiated, hugely speculative future projections could J.C. Bradford assign any value to Financial Group using any of its valuation techniques.

              45. J.C. Bradford also ignored the precipitous decline in the price of Captec's stock upon announcement of the Merger. This decline directly contradicted J.C. Bradford's total market return analysis, in which it assumed that Captec's stock would trade at a higher multiple to earnings as a result of the Merger and redirection of its business. The market's reaction to the Merger and redirection of Captec's business demonstrates that J.C. Bradford's analysis was completely inadequate, yet the defendants continued to use it.

              46. J.C. Bradford, in addition to ignoring the historical financial information with respect to Financial Group and the actual market reaction to the Merger, also failed to consider the self-dealing arrangements between Financial Group and defendant Beach, through which Financial Group pays for considerable personal expenditures of defendant Beach. J.C. Bradford and the special committee were aware, at least in part, of such self-dealing, but simply ignored it in considering the Merger.

              47. The defendants, the special committee, and J.C. Bradford failed to consider, either in examining the fairness of the consideration or the extent of their obligations to the Company and its shareholders, that the Merger delivered a control block of stock to defendants Beach, Martin and Sherard and effectively gave them control of Captec. Prior to the Merger, defendants Beach, Martin and Sherard controlled only 13.7% of the stock, and control of the Company rested in a large, fluid market of disaggregated shareholders. As a result of the



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Merger, however, defendants Beach, Martin and Sherard will own a control block of 34.9% of the stock (or 37.1% of the stock, including the holdings of the Al-Qattan Investors), which, together with their positions as senior management (through which they control the corporate machinery and treasury), will give them complete and effective control over the Company.

              48. Notwithstanding the fact that the special committee was considering a transaction which would transfer control of the Company, neither the special committee nor the board considered any alternatives to the Merger to maximize shareholder value. While the Merger was being considered by the Company, several offers were made for the Company's stock or its assets. The Special Committee was authorized to receive, evaluate, and make recommendations to the full board with respect to any acquisition offers the Company received. As described in the Preliminary Proxy, however, the Special Committee refused to consider two offers with respect to the Company's assets or its stock because the board determined that the Company was not for sale. In addition, the Company received at least one offer for the Company's stock in excess of $13.00 per share, which offer was conveyed to Adams, which was not disclosed in the Preliminary Proxy. The defendants did not analyze or pursue any of the offers or consider them as alternatives to the Merger, notwithstanding the fact that they provided much more value to the shareholders and the Company than the Merger. To the contrary, defendants have explicitly refused to consider any transaction other than the Merger.

              49. As a result, the public shareholders have been deprived of the opportunity to maximize the value of their shares through the best transaction reasonably available, and are instead faced with an unfair self-dealing Merger which (i) transfers control over the Company to defendants Beach, Martin, and Sherard, (ii) unfairly dilutes the public shareholders' interests in


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the Company, (iii) eliminates the traditional dividend payment of 95% of the
Company's net income, (iv) saddles the Company with a worthless and highly volatile finance business that has no earnings history and is on the verge of collapse, and (v) bails Prudential out of its precarious credit facility with Finance Group and Beach, Martin, and Sherard out of their personal liabilities in connection with Finance Group.

              50. In seeking shareholder action to approve the Merger, as required in the Merger agreement, defendants have both misrepresented or failed to disclose material facts that would be important to a shareholder of Captec in deciding how to vote on the proposed Merger. Among other things, the defendants have failed to disclose: (i) the existence of at least one offer for the Company's shares in excess of the $12 per share offer that is disclosed in the Preliminary Proxy; (ii) the "projections" for Financial Group upon which all of the analyses with respect to the value of Financial Group are based; (iii) the fact of, and reasons for, the recent ten-fold increase In Financial Group's bad debt charge-offs between 1997 and 1999; and (iv) the actual dilution of book value resulting from the Merger. Defendants have affirmatively misrepresented, among other things, that the dilution in book value resulting from the Merger would be $1.84, a figure determined only through the creation of $17.5 million in fictitious "good will" as part of the Merger, when in fact the actual dilution in book value, based on existing assets, is $3.27 per share.

              51. The defendants have intentionally failed to inform themselves of all necessary facts relating to the relative values and businesses of Captec, Advisors, and Financial Group in connection with the Merger. The defendants have hired advisors who have incapacitating conflicts of interests and who have blindly and recklessly relied solely on



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projections of management, all with the complete knowledge of the defendants.
The defendants' actions, and failure to inform themselves or to hire adequate advisors to inform them of the material and necessary facts relating to the Merger and the relative values of the parties to the Merger, constitutes a violation of defendants' fiduciary duties.

              52. The defendants' approval of the Merger was not a fully informed decision. The Merger is not entirely fair to the public shareholders of Captec, and will result in a substantial dilution of, and change in, their ownership interests in the Company.

              53. The defendants have approved a Merger which results in a change of control of the Company, since the Merger will give defendants Beach, Martin and Sherard effective control over the Company. Defendants have a duty in such circumstances to act reasonably to seek the transaction offering the best value reasonably available to stockholders. Defendants failed to take any action to seek the best value reasonably available to stockholders, and instead refused to consider actions that might have provided better value to stockholders than the Merger. Defendants' failure to consider alternatives to the transfer of control to defendants Beach, Martin and Sherard, and their efforts to prevent the development of any such alternatives, constitutes a violation of the defendants' fiduciary duties.

              54. As a result of defendants' breaches of fiduciary duty, plaintiff and the Class are suffering, and will continue to suffer, immediate and irreparable injury. Plaintiff and the Class are entitled to immediate preliminary and permanent relief: (i) declaring defendants' conduct to be a breach of their fiduciary duties; (ii) enjoining defendants from proceeding further to obtain shareholder approval for, or cause the implementation of, the Merger; and (iii) requiring defendants to seek, consider, develop, and analyze alternative transactions that will provide the


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best value reasonably available to shareholders. Without such relief, plaintiff and the Class will be deprived of the opportunity to have such alternatives considered and pursued prior to the transfer of effective control of the Company to defendants Beach, Martin and Sherard.

              55. In addition, plaintiff and the Class are entitled to relief requiring defendants to correct the misrepresentations and omissions contained in defendants' disclosures to the public stockholders concerning the Merger.

              56. In the event that preliminary or permanent declaratory and injunctive relief is not granted, plaintiff and the Class are entitled to rescission of the Merger if it is implemented, rescissory damages if rescission cannot be granted, and other damages to compensate them for defendants' breaches of fiduciary duty, including defendants' failure to seek, consider, or develop alternatives to maximize value for the shareholders.

       WHEREFORE, plaintiff prays for judgment and relief as follows:

       (1) Declaring that this lawsuit is properly maintainable as a class action and certifying plaintiff as representative of the Class;

       (2) Preliminarily and permanently enjoining defendants and their counsel, agents, employees, and all persons acting under, in concert with, or for them, from proceeding with, seeking shareholder approval of, or implementIng the Merger;

       (3) Requiring defendants to correct the misrepresentations and omissions in their disclosures to stockholders concerning the Merger;

       (4) Requiring defendants to seek, consider and develop alternatives to the Merger that would provide best value available to the public shareholders;

       (5) In the event the Merger is consummated, rescinding it and setting it aside;

       (6) Awarding compensatory damages against defendants, jointly and severally, in an amount sufficient to compensate plaintiff and the Class for the injuries resulting from the defendants' breaches of fiduciary duty, in an amount to be determined at trial, together with prejudgment interest at the maximum rate allowable by law;

       (7) Awarding plaintiff his costs and disbursements and reasonable allowances for plaintiff's counsel and experts' fees and expenses; and

       (8) Granting such other and further relief as may be just and proper.


                                      ROSENTHAL, MONHAIT, GROSS
                                         & GODDESS, P.A.


                                      By:   [SIG]
                                         -------------------------------------
                                            Suite 1401, Mellon Bank Center
                                            P.O. Box 1070
                                            Wilmington, DE 19899
                                            (302) 656-4433

                                            Attorneys for Plaintiff

OF COUNSEL:

HARNES KELLER LLP
International Plaza
750 Lexington Avenue
New York, NY 10022

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